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                                                                    Exhibit 99.1

CONTACTS:

Rick Ackel
EVP, Chief Financial Officer
Paige Bombino
Investor Relations

(408) 964-3610

FOR IMMEDIATE RELEASE

  SANMINA-SCI ANNOUNCES PRICING OF $750 MILLION SENIOR SECURED NOTES OFFERING

SAN JOSE, CALIFORNIA, (DECEMBER 18, 2002) -- Sanmina-SCI Corporation (Nasdaq:
SANM) announced today that it has priced an offering of $750 million of its senior secured notes in a private placement to qualified investors. The notes will mature on January 15, 2010, and have a coupon of 10.375 percent annually. The issue price of the notes is 100 percent, with the first interest payment date of July 15, 2003. The notes are being offered as part of a refinancing transaction pursuant to which Sanmina-SCI will enter into a $275 million senior secured credit facility secured by the same collateral securing the notes. The financings are expected to close December 23, 2002.

The net proceeds of the notes offering, in combination with the net proceeds from the proposed new senior secured credit facility, will be used to repay Sanmina-SCI's debt under its existing credit facility, to repay the outstanding balance under its receivables securitization facility, to refinance or restructure its other debt, and to fund further expansion of its business and working capital.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

The securities will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.